Exhibit 10.1

SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT effective as of March 24, 2020 (this “Agreement”) between Annovis Bio, Inc. (the “Company”), a Delaware corporation, and Maria L. Maccecchini (the “Executive”).

Background:

The parties desire to enter into this Agreement to provide for the employment of the Executive by the Company from and after the Commencement Date and for certain other matters in connection with such employment, all as set forth more fully in this Agreement. Certain capitalized terms used in this Agreement have the respective meanings given to them in Exhibit A hereto.

Terms:

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.            Position and Duties; Board Seat.

(a)          Position and Duties. The Company agrees that the Executive shall be employed by the Company to serve as Chief Executive Officer and President of the Company. The Executive shall report to the Board of Directors of the Company (the “Board”). The Executive agrees to be so employed by the Company and agrees to devote substantially all of her business time, attention, skill and efforts to perform services for the Company and to faithfully and diligently discharge and fulfill the Executive’s duties hereunder to the best of her abilities. In so doing, the Executive shall perform such executive, managerial, administrative and financial functions as are required to develop the Company’s business and to perform other duties assigned to the Executive by the Board that are consistent with the Executive’s title as Chief Executive Officer and President. The Executive shall perform her duties hereunder primarily at the Company’s principal offices. In the performance of her duties, the Executive shall travel to such other places at such times as the needs of the Company may from time-to-time dictate or be desirable.

(b)          Other Activities. Notwithstanding Section 1(a), the Executive may engage in other business and professional activities to the extent that they do not interfere with the Executive’s obligations under this Agreement, provided that each of those activities is first disclosed to and approved by the Board. The parties acknowledge that activities in which the Executive is currently engaged have been disclosed to and approved by the Board.

(c)           Board Seat. The Executive serves as a member of the Board. The Executive agrees to resign as a member of the Board if the Executive resigns or is terminated as the Chief Executive Officer of the Company for any reason.

2.            Term. The Executive’s employment under this Agreement shall commence on the Commencement Date and shall end when terminated pursuant to Section 4.

3.            Compensation.

(a)           Base Salary. During the term of the Executive’s employment under this Agreement, the Executive shall be paid an annual salary at the rate of $420,000 (the “Base Salary”), retroactive to January 1, 2020, payable in accordance with the Company’s payroll practices and policies in effect from time to time and subject to applicable withholding of income taxes, social security taxes and other such other payroll deductions as are required by law or applicable employee benefit programs. The Board shall review the Executive’s Base Salary for annual increases, commencing with the Base Salary for the 2021 calendar year.

(b)           Annual Bonus. With respect to each fiscal year of the Company during the continued full-time employment of the Executive hereunder, commencing with the 2020 fiscal year, the Executive will be eligible to be considered for an annual performance bonus (the “Annual Bonus”) in an amount of up to 50% of the Executive’s Base Salary. The Annual Bonus, if any, will be awarded by the Board in its sole discretion based on the achievement of Company and personal performance goals established by the Board on an annual basis, following consultation with the Executive and shall take into account the stock options and any other equity incentive awards that vest in the year the bonus is paid. Any Annual Bonus awarded to the Executive hereunder may be paid in cash or in equity of the Company, as determined by the Board in its sole discretion, and will be payable or issuable, less applicable taxes and withholdings, not later than two and one-half months after the end of the fiscal year to which the Annual Bonus relates in accordance with the Company’s customary practices for annual bonus payments.

(c)           Equity Incentives. Subject to the approval of the Board, the Executive shall be granted stock options under the Equity Incentive Plan and shall be considered for future stock option awards as specified on Exhibit B hereto. In addition, the Executive shall be eligible to participate in future equity incentive programs established by the Company from time to time in the future in accordance with the terms of those programs.

(d)           Vacation and Fringe Benefits. The Executive shall be entitled to participate in all vacation and other fringe benefit programs of the Company to the extent and on the same terms and conditions as are accorded to other senior management employees of the Company.

(e)           Reimbursement of Other Expenses. The Company shall reimburse the Executive for the reasonable and necessary out-of-pocket business expenses incurred by the Executive for or on behalf of the Company in furtherance of the performance of the Executive’s duties hereunder in accordance with the Company’s policies as approved by the Board from time to time, subject in all cases to the Company’s requirements with respect to reporting and documentation of such expenses.

(f)            Section 409A. If any reimbursement under this Section 3 is not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) then (i) any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year; (ii) a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment; and (iii) a reimbursement shall be made no later than the end of the calendar year following the calendar year in which the Executive incurred the related expense.

4.            Termination.

(a)           Death or Disability. The Executive’s employment with the Company shall automatically terminate effective as of the date of the Executive’s death, and the Company may terminate the employment of the Executive immediately upon written notice to the Executive in the event of the Disability of the Executive. In the event of termination of the Executive’s employment due to death or Disability, the Company shall not have any further obligation or liability under this Agreement except that the Company shall pay to the Executive or the Executive’s estate (as applicable): (i) any portion of the Executive’s Base Salary for the period up to the date of employment termination that has been earned but remains unpaid; (ii) any expenses properly incurred but not yet reimbursed, including, without limitation, the reimbursements provided for in Section 3(e); (iii) any benefits that have accrued to the Executive under the terms of the employee benefit plans of the Company, which benefits shall be paid in accordance with the terms of those plans (the payments in clauses (i) through (iii) collectively, the “Accrued Obligations”); and (iv) in the event of a termination of employment due to the Executive’s death, the Annual Bonus awarded pursuant to Section 3(b), if any, with respect to the fiscal year prior to the fiscal year of termination, to the extend unpaid (the “Earned Bonus”). The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment. The Earned Bonus, if any, will be paid when it would have been paid had Executive remained employed with the Company.

(b)           Termination of the Executive’s Employment for Cause. The Company may terminate the employment of the Executive for Cause immediately upon written notice of such termination to the Executive. If the Executive’s employment with the Company is terminated by the Company for Cause, the Company shall not have any further obligation or liability under this Agreement except for the Accrued Obligations. The Accrued Obligations shall be paid on the first payroll date following the last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment.

(c)           Involuntary Termination.

(i)            The Company may terminate the employment of the Executive for any reason other than one specified in Section 4(a) or Section 4(b) immediately upon written notice of termination to the Executive, and the Executive may terminate her employment with the Company for Good Reason immediately upon providing written notice of such termination to the Company. Either of such terminations shall be deemed an “Involuntary Termination” for purposes of this Agreement.

(ii)           Upon the occurrence of an Involuntary Termination, in addition to the Accrued Obligations, and subject to the execution by the Executive of a release in the form of Exhibit C hereto (the “Release”) and the compliance by the Executive with the Release and all terms and provisions of this Agreement and the Confidentiality and Invention Assignment Agreement (as defined in Section 5) that survive the termination of the Executive’s employment by the Company the Executive shall be entitled to receive (A) severance payments in an amount equal to the Base Salary in effect on the termination date for a period of 12 months; plus (B) monthly reimbursement (upon presentation of proof of payment) for the medical insurance premiums at the same level as was in effect on the termination date until the earlier of (1) the end of such 12-month period or (2) the date the Executive becomes eligible for medical benefits through another employer; provided, however, that if such Involuntary Termination shall occur upon the closing of a Change of Control or within 12 months thereafter: (A) the severance shall be payable in a single lump sum and (B) the Executive shall also be entitled to receive an amount equal to the projected target amount of the Executive’s Annual Bonus for the calendar year in which the Executive’s employment termination occurs payable in a single lump sum, such lump sum payments to be made in each case on the first regularly scheduled payroll date that occurs on or after 60 days after the effective date of such employment termination. Any payments due pursuant to this Section 4(c), other than the Accrued Obligations, shall commence as soon as administratively feasible within 60 days after the date of the Executive’s termination of employment provided the Executive has timely executed and returned the Release and, if a revocation period is applicable, the Executive has not revoked the Release; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, the severance payments shall begin to be paid in the second calendar year. On the date that payments pursuant to clauses (A) and (B) commence, the Company will pay the Executive in a single lump sum payment, less applicable taxes and withholding, the payments that the Executive would have received on or prior to such date but for the delay imposed by the immediately preceding sentence, with the balance of the payments to be paid as originally scheduled. The Accrued Obligations will be paid on the first payroll date following last date of employment to the extent administratively feasible and, if not, then on the second payroll date following the last date of employment.

(iii)          Notwithstanding anything to the contrary set forth elsewhere in this Agreement, the Executive may not terminate her employment with the Company for Good Reason pursuant to this Section 4(c), and shall not be considered to have done so for any purpose of this Agreement, unless (A) the Executive, within 60 days after the initial existence of the act or failure to act by the Company that constitutes “Good Reason” within the meaning of this Agreement, provides the Company with written notice that describes, in particular detail, the act or failure to act that the Executive believes to constitute “Good Reason” and identifies the particular event specified in the definition of “Good Reason” on Exhibit A that the Executive contends is applicable to such act or failure to act; (B) the Company, within 30 days after its receipt of such notice, fails or refuses to rescind such act or remedy such failure to act so as to eliminate “Good Reason” for the termination by the Executive of the Executive’s employment relationship with the Company; and (C) the Executive actually resigns from the employ of the Company on or before that date that is 12 months after the initial existence of the act or failure to act by the Company that constitutes “Good Reason.” If the requirements of the immediately preceding sentence are not fully satisfied on a timely basis, then the resignation by the Executive from the employ of the Company shall not be deemed to have been for “Good Reason,” the Executive shall not be entitled to any of the benefits to which the Executive would have been entitled if the Executive had resigned from the employ of the Company for “Good Reason,” and the Company shall not be required to pay any amount or provide any benefit that would otherwise have been due to the Executive under this Section 4(c) had the Executive resigned with “Good Reason.”

(d)           Other Termination by the Executive. The Executive may terminate the Executive’s employment for any reason other than for Good Reason upon 30 days’ prior written notice of termination to the Company. In the event the Executive shall terminate the Executive’s employment pursuant to this Section 4(d), the Company shall not have any further obligation or liability under this Agreement, except for the Accrued Obligations, which shall be paid on the first payroll date following last date of employment to the extent administratively feasible and if not, then on the second payroll date following the last date of employment. The Company shall not have the right following Executive’s provision of notice to terminate the Executive’s employment prior to the end of the notice period unless the Company pays the Executive for the full notice period.

(e)           Base Salary Continuation. The Base Salary continuation set forth in Section 4(c) above shall be intended either (i) to satisfy the safe harbor set forth in the Treas. Regs. 1.409A-1(b)(9)(iii), or (ii) be treated as a Short-term Deferral as that term is defined Treas. Regs. 1.409A-1(b)(4). To the extent such continuation payments exceed the applicable safe harbor amount or do not constitute a Short-term Deferral, the excess amount shall be treated as deferred compensation under Code section 409A and as such shall be payable pursuant to the following schedule: such excess amount shall be paid via standard payroll in periodic installments in accordance with the Company’s usual practice for its senior executives. Solely for purposes of Code section 409A, each installment payment is considered a separate payment. Notwithstanding any provision in this Agreement to the contrary, in the event that the Executive is a “specified employee” as defined in Code section 409A, any continuation payment, continuation benefits or other amounts payable under this Agreement that would be subject to the special rule regarding payments to “specified employees” under Section 409A(a)(2)(B) of the Code shall not be paid before the expiration of a period of six months following the date of the Executive’s termination of employment or before the date of the Executive’s death, if earlier.

(f)            Parachute Provisions. In the event a Change of Control occurs, the Company will engage an independent accounting firm (the “Accounting Firm”) at its expense to determine whether the Executive received, is entitled to receive or will become entitled to receive any benefits or payments in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) (the “Total Payments”), and whether the Total Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code. If the Total Payments will be subject to the Excise Tax, the aggregate present value of the Total Payments shall be reduced (but not below $1) if reducing the Total Payments will provide the Executive with a greater net after-tax amount than would be the case if no reduction was made. Any reduction shall be effected in accordance with Section 409A of the Code.

5.             Restrictive Covenants. Concurrently with the execution hereof, and as a condition of employment, the Executive shall execute and deliver an Employee Confidential Disclosure, Invention Assignment, Non-Competition, Non-Solicitation and Non-Interference Agreement (the “Confidentiality and Invention Assignment Agreement”).

6.             No Conflicts. The Executive represents and warrants that the Executive is not party to any agreement, contract or understanding, whether of employment, consultancy or otherwise, in conflict with this Agreement or which would in any way restrict or prohibit the Executive from undertaking or performing services for the Company or otherwise from entering into or performing this Agreement or the Confidentiality and Invention Assignment Agreement.

7.             Full Agreement. This Agreement and the Confidentiality and Invention Assignment Agreement (including the Exhibits hereto), constitute the entire agreement of the parties concerning its subject matter and supersedes all other oral or written understandings, discussions, and agreements, including but not limited to the Amended and Restated Employment Agreement dated as of May 10, 2019 between the Executive and the Company, but shall not supersede, or otherwise be deemed to terminate, any confidentiality agreements, non-disclosure obligations or restrictive covenants in favor of the Company in effect immediately prior to the Commencement Date. This Agreement may be modified only in a writing signed by both parties. The Executive acknowledges that she has read and fully understand the contents of this Agreement and the Confidentiality and Invention Assignment Agreement and is executing it after having an opportunity to consult with legal counsel.

8.             Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

9.             Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

10.          Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the Commonwealth of Pennsylvania.

11.          Assignment.

(a)           By the Company. The rights and obligations of the Company under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company. This Agreement may be assigned by the Company without the consent of the Executive.

(b)           By the Executive. This Agreement and the obligations created hereunder may not be assigned by the Executive, but all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s heirs, devisees, legatees, executors, administrators and personal representatives. Any attempted assignment in violation of this Section 11(b) shall be null and void.

12.          Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed to have been given when mailed by certified mail, return receipt requested, or delivered by a national overnight delivery service addressed to the intended recipient as follows:

If to the Company:

Annovis Bio, Inc. 1055 Westlakes Drive Berwyn, PA 19312 Attention: Chairman of the Board

If to the Executive:

Maria L. Maccecchini 1223 Foxglove Lane West Chester, PA 19380-5854

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

13.          Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or such party’s duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

14.          Survival of Covenants. The provisions of Section 4 through this Section 14 shall survive the termination of the Executive’s employment shall continue in effect thereafter.

(Signature page follows.)

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the date first above written.

ANNOVIS BIO, INC.

By:	/s/ Michael Hoffman
Name: Michael Hoffman Title: Chairman of the Board

/s/ Maria L Maccecchini
Maria L. Maccecchini

EXHIBIT A

Certain Definitions

The following terms have the meaning set forth below wherever they are used in this Agreement:

“Cause” for the Company (or a successor, if appropriate) to terminate the Executive’s employment will exist upon the occurrence of any of the following events: (i) the Executive’s continued failure to substantially perform the Executive’s duties and obligations to the Company, including but not limited to any material breach of this Agreement or any material violation of the Company’s written policies or rules, and failure to cure the same within ten business days after being notified by the Board; (ii) the Executive’s having committed willful fraud or willful misconduct, in any such case which is materially injurious to the Company; (iii) the Executive’s having been convicted of a felony involving moral turpitude that results in material harm to the standing or reputation of the Company; or (iv) the Executive’s material breach of the terms of the Confidentiality and Invention Assignment Agreement.

“Change of Control” shall have the meaning set forth in the Equity Incentive Plan.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commencement Date” means March 24, 2020.

“Disability” means an illness, incapacity or a mental or physical condition that renders the Executive unable or incompetent, with or without a reasonable accommodation, to carry out the job responsibilities that the Executive held or the tasks that the Executive was assigned at the time the disability commenced for a period of 90 consecutive days, or 180 non-consecutive days in any rolling 12-month period.

“Equity Incentive Plan” shall mean the Company’s 2020 Equity Incentive Plan, as amended and then in effect.

“Fully Diluted Equity” means the issued and outstanding shares of the Company’s Common Stock, determined on a fully-diluted, as-converted basis as of the date of grant of the applicable stock options, inclusive of all allocated and unallocated shares authorized to be issued under the Equity Incentive Plan.

“Good Reason” for the Executive to resign from the employ of the Company will exist upon the occurrence of any of the following events, subject to compliance with the other provisions of Section 4(c): (a) a material reduction in the Base Salary, as then in effect; (b) a material reduction of the Executive’s authority, position, responsibilities or duties; (c) the Company’s material breach of this Agreement; or (d) a relocation at the request of the Board of the Executive’s principal workplace by more than 50 miles from the Company’s principal offices as of the Commencement Date; provided, however, that (i) clause (a) shall not apply if such reduction is part of a Company-wide reduction in compensation and/or benefits for all of its senior executives, and (ii) following a Change of Control, a reduction in authority, position, responsibilities or duties solely by virtue of the Company being acquired and becoming part of a larger entity or operated as a subsidiary shall not constitute Good Reason.

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EXHIBIT B

Equity Incentive Awards

Pursuant to the terms and conditions of the Equity Incentive Plan and an appropriate grant agreement to be executed by the Executive and the Company, the Executive shall be granted the following equity incentive awards in such forms as shall be determined by the Board, upon consultation with the Executive: (a) on or before April 30, 2020, an equity incentive award of 300,000 shares of the Company’s Common Stock, all of which shares shall be vested in full upon grant and (b) on or after January 1, 2021 and on or before April 30, 2021, an equity incentive award of 112,995 shares of the Company’s Common Stock, which shall be vested in full upon grant.

In the event the Company raises additional capital prior to April 30, 2021 through the sale of its securities and the Board determines in its sole discretion that the Executive’s performance warrants the grant of additional equity incentive awards, the Board shall grant to the Executive an additional equity incentive award of 165,199 shares of the Company’s Common Stock, subject to approval by the stockholders of the Company of an increase in the shares available under the Equity Incentive Plan. Such additional equity incentive award shall: (a) be granted in accordance with the terms and conditions of the Equity Incentive Plan and an appropriate grant agreement to be executed by the Executive and the Company, and (b) vest in two equal installments on March 30, 2022 and March 30, 2023, respectively, subject to accelerated vesting of such additional award upon a Change of Control of the Company.

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EXHIBIT C

Release of Claims

1.             Termination of Employment. ________________ (“Executive”) hereby agrees and recognizes that, as of _______, 20__, Executive’s employment relationship with Annovis Bio, Inc., a Delaware corporation (the “Company”), will be permanently and irrevocably severed.

2.             Release of Claims. In consideration of the payments and benefits described in Section 4(d) and Section 4(e) of the employment agreement (the “Employment Agreement”), effective _______, 2020, by and between Executive and the Company, to which Executive agrees Executive is not entitled until and unless Executive executes and does not revoke this Release, Executive, for and on behalf of herself and her heirs, executors, administrators and assigns, hereby waives and releases any and all complaints, claims, suits, controversies, and actions, whether known or unknown, suspected or claimed, which Executive, or any of the Executive’s heirs, executors, administrators or assigns ever had, now has or may have against the Company and/or its respective predecessors, successors, past or present parents or subsidiaries, affiliates, investors, branches or related entities (collectively, including the Company, the “Entities”) and/or the Entities’ past or present stockholders, insurers, assigns, trustees, directors, officers, limited and general partners, managers, joint venturers, members, employees or agents in their respective capacities as such (collectively with the Entities, the “Releasees”) by reason of circumstances, acts or omissions which have occurred on or prior to the date that this Release becomes effective, including, without limitation, (a) any complaint, charge or cause of action arising under (i) federal, state or local laws pertaining to employment or termination of employment, including the Age Discrimination in Employment Act of 1967 (the “ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, as amended, the Civil Rights Act of 1991, as amended, the Americans with Disabilities Act of 1990, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1963, as amended, the Family and Medical Leave Act of 1993, as amended, the Worker Adjustment Retraining and Notification Act, as amended, the Executive Retirement Income Security Act of 1974, as amended, any applicable Executive Order Programs, the Fair Labor Standards Act, or their state or local counterparts (including, but not limited to, the Pennsylvania Human Relations Act); (ii) any other federal, state or local civil or human rights law; (iii) any other local, state, or federal law, regulation or ordinance; (iv) any public policy, contract and/or quasi-contract or tort (including, but not limited to, claims of breach of the Employment Agreement, an expressed or implied contract, tortious interference with contract or prospective business advantage, breach of the covenant of good faith and fair dealing, promissory estoppel, detrimental reliance, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm, wrongful or retaliatory discharge, fraud, defamation, slander, libel, false imprisonment, negligent or intentional infliction of emotional distress); (v) common law; or (vi) any policies, practices or procedures of the Company; or (b) any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters (the “Released Claims”). By signing this Release, Executive acknowledges that she intends to waive and release any rights known or unknown that she may have against the Releasees under these and any other laws. Notwithstanding the foregoing, Executive does not release, discharge or waive: any rights to indemnification that she may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which any such subsidiary or affiliate is a domiciliary, the Employment Agreement or any indemnification agreement between Executive and the Company; any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy; any rights she may have in her capacity as a stockholder of the Company; any rights she may have to enforce the vested terms of any equity or other incentive agreement previously provided to her; any rights she may have to severance benefits and payment of Accrued Obligations under the Employment Agreement (the “Excluded Claims”). The Executive acknowledges that she has made no assignment or transfer of any right, claim, demand, cause of action, or other matter covered by this Section 1.

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3.             Proceedings. Executive acknowledges that she has not filed any complaint, charge, claim or proceeding, if any, or assigned to any other person the right to bring any such complaint, charge, claim, or proceeding, relating to the Released Claims against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive (i) acknowledges that she will not initiate or cause to be initiated on her behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law and (ii) waives any right she may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission (the “EEOC”). Further, Executive understands that, by executing this Release, she will be limiting the availability of certain remedies that she may have against the Releasees and limiting also her ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on the Executive’s behalf any complaint, charge, claim or proceeding against any Releasee before any local, state or federal agency, court or other body challenging the validity of the waiver of the Executive’s claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver), (ii) initiating or participating in an investigation or proceeding conducted by the EEOC or (iii) reporting possible violations of federal, state or local law, ordinance or regulation to any governmental agency or entity, including, but not limited to, the Department of Justice, the U.S. Securities and Exchange Commission (the “SEC”), the Congress and any agency Inspector General, or otherwise taking action or making disclosures that are protected under the whistleblower provisions of any federal, state or local law, ordinance or regulation, including, but not limited to, Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended; or (iv) receiving a monetary award for information provided to the SEC pursuant to Rule 21F-17 promulgated under the Securities Exchange Act of 1934, as amended. The Executive acknowledges and agrees that the Executive’s separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

4.             Time to Consider. Executive acknowledges that she has been advised that she has [twenty-one (21)]/[forty-five (45)]1 days from the date of receipt of this Release to consider all the provisions of this Release and, further, that if Executive signs this Release prior to the expiration of such [twenty-one (21)]/[forty-five (45)] day period, she does hereby knowingly and voluntarily waive said given [twenty-one (21)]/[forty-five (45)] day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT SHE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW SHE IS GIVING UP CERTAIN RIGHTS WHICH SHE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT SHE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY. [EXECUTIVE ALSO ACKNOWLEDGES THAT SHE HAS RECEIVED ALL INFORMATION REQUIRED TO BE DISCLOSED IN CONNECTION WITH AN EXIT INCENTIVE OR OTHER EMPLOYMENT TERMINATION PROGRAM.]

5.             Revocation. Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of her execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 4(d) or Section 4(e) of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight-(8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, no action or forbearance of action will be required of the Company under any section of this Release, and Executive shall not be entitled to receive any portion of the severance compensation and benefits which are conditioned on the delivery of this Release.

1 NTD: To be selected based on whether applicable termination was “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967).

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6.             No Admission. This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.

7.             Confidentiality. Executive agrees that Executive will not communicate or disclose the terms of this Release to any persons with the exception of members of Executive’s immediate family and Executive’s attorney and financial advisor, or as permitted by Section 3 above.

8.             Return of Company Property. Executive represents that all equipment and other property of the Company, including any documents and files, whether electronically stored or maintained in hard copy, have been returned to the Company, and that Executive has not retained any copies of the same.

9.             Non-Disparagement. Executive will not disparage any Releasee or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of any Releasee. The Company’s directors, officers and senior executives shall not disparage or otherwise take any action which could reasonably be expected to adversely affect the personal or professional reputation of the Executive.

10.           Post-Employment Obligations. Executive reaffirms that she will comply with all of her post-employment obligations as set forth in Section 5 of the Employment Agreement.

11.           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior representations, agreements, written or oral, expressed or implied, except for Section 5 of the Employment Agreement, which survives the termination of Executive’s employment and is incorporated herein by reference, and except for any agreements with respect to Executive’s options to acquire Common Stock of the Company. This Agreement may not be modified or amended other than by an agreement in writing signed by an officer of the Company.

12.           Acknowledgement. Executive acknowledges and agrees that, subsequent to the termination of Executive’s employment, Executive shall not be eligible for any payments from the Company or Company-paid benefits, except as expressly set forth in this Agreement. Executive also acknowledges and agrees that Executive has been paid for all time worked and has received all other compensation owed to her.

13.           Assignment. This Agreement shall be binding upon and be for the benefit of the parties as well as Executive’s heirs and the Company’s successors and assigns.

14.           General Provisions. A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.

15.           Governing Law. The validity, interpretations, construction and performance of this Release shall be governed by the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws principles.

IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite her signature below.

Date	Maria L. Maccecchini

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